Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FIRST QUARTER 2021
RUSTON, Louisiana (April 28, 2021) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced record net income of $25.5 million for the quarter ended March 31, 2021. This represents an increase of $8.0 million from the quarter ended December 31, 2020, and an increase of $24.8 million from the quarter ended March 31, 2020. Diluted earnings per share for the quarter ended March 31, 2021, were $1.08, up $0.33 from the linked quarter and up $1.05 from the quarter ended March 31, 2020. Pre-tax, pre-provision earnings for the quarter were a record $32.9 million, an increase of 16.3% on a linked quarter basis, and a 74.7% increase on a prior year quarter basis, while the efficiency ratio improved to 54.5%, a 1,120 basis point improvement from the quarter ended March 31, 2020.
“Origin delivered strong first quarter results hitting another historic pre-tax, pre-provision earnings high and an all-time quarterly net income high” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “Our employees remain focused on relationship development and our results for the quarter prove that focus. We will continue to provide shareholder value as we execute on our long-term strategic plan and capitalize on the opportunities before us.”
Financial Highlights
•Net income was $25.5 million for the quarter ended March 31, 2021, achieving an all-time quarterly high compared to $17.6 million for the linked quarter and $753,000 for the quarter ended March 31, 2020.
•Net interest income also achieved a historic quarterly high, reflecting $55.2 million for the quarter ended March 31, 2021, compared to $51.8 million for the linked quarter and $42.8 million for the quarter ended March 31, 2020.
•Provision expense was $1.4 million for the quarter ended March 31, 2021, compared to provision expense of $6.3 million for the linked quarter and $18.5 million for the quarter ended March 31, 2020.
•Total deposits at March 31, 2021, were $6.35 billion, an increase of $594.9 million, or 10.3%, from December 31, 2020, and an increase of $1.79 billion, or 39.3%, from March 31, 2020.
•Total LHFI were $5.85 billion at March 31, 2021, an increase of $125.0 million, or 2.2%, from December 31, 2020, and an increase of $1.37 billion, or 30.5%, from March 31, 2020.
Coronavirus (COVID-19)
Origin has continued to meet customers' needs while keeping the safety and well-being of its employees and customers as its top priority. While the Company allowed restricted access to its offices and branches during the height of the pandemic, the Company's offices and branches have been fully opened since March 15, 2021. Origin continues to maintain social distancing measures for its employees, including the requirement to wear face masks unless working in an office or other location that permits social distancing. The Company also continues to encourage its employees to wash their hands thoroughly and frequently and to sanitize work areas when necessary to promote the safety and health of its employees and customers. Thermal kiosks for temperature checks are in use at the entrance of each location and customers are encouraged to wear face masks when entering Origin bank facilities. The Company continues to provide pandemic Paid Time Off to employees and a dedicated hotline is available to quickly assist employees with any COVID-19 related questions or issues. Origin will continue to examine and evaluate its COVID-19 safety protocols in accordance with public health directives.

Credit Quality
The COVID-19 pandemic has had a severe impact on the U.S. economy leading to elevated unemployment levels and a recession. The Company's financial results for the first quarter of 2021 have improved from the results achieved during 2020, but there is still uncertainty surrounding the economic outlook.
The table below includes key credit quality information:

	At and for the three months ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Allowance for loan credit losses	$85,136	$86,670	$56,063
Classified loans	95,321	107,781	74,684
Total nonperforming LHFI	33,358	26,149	33,032
Provision for credit losses	1,412	6,333	18,531
Net charge-offs	2,894	1,757	1,101
Credit quality ratios:
Allowance for loan credit losses to nonperforming LHFI	255.22%	331.45%	169.72%
Allowance for loan credit losses to total LHFI	1.46	1.51	1.25
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (1)	2.02	2.10	1.37
Nonperforming LHFI to LHFI	0.57	0.46	0.74
Net charge-offs to total average LHFI (annualized)	0.21	0.13	0.11
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(1)Please see the Loan Data schedule at the back of this document for additional information.
The decrease in provision expense compared to the quarter ended March 31, 2020, was primarily due to improvement in forecasted economic conditions including the passing of additional government stimulus, widespread vaccine availability and reduced levels of new virus cases, at March 31, 2021, as compared to forecasted worsening economic conditions and uncertainty at March 31, 2020. While there are some improvements in economic forecasts, uncertainty remains particularly related to the 2021 year and the deployment and effectiveness of COVID-19 vaccines.
The Company's net charge-offs increased $1.1 million compared to the quarter ended December 31, 2020, and $1.8 million compared to the quarter ended March 31, 2020. The increase in net charge-offs compared to the linked quarter was primarily due to five commercial and industrial loans, reflecting four loan relationships, that were written down during the quarter ended March 31, 2021, totaling $2.8 million. Annualized net charge-offs as a percentage of average LHFI were 0.21% for the quarter ending March 31, 2021, compared to 0.13% for the quarter ended December 31, 2020. For the year ended December 31, 2020, net charge-offs as a percentage of average LHFI was 0.22%.
Classified loans declined $12.5 million at March 31, 2021, compared to December 31, 2020, and represented 1.81% as a percentage of LHFI, excluding PPP loans, and 11.10% as a percentage of total risk-based capital (at the Origin Bancorp, Inc. level) compared to 2.08% and 12.88%, respectively, at December 31, 2020.
The Company continues to closely monitor those industry sectors that could experience a more protracted recovery from the current economic downturn, specifically the sectors of hotels, non-essential retail, restaurants, and assisted living ("selected sectors"). For more information on Origin’s COVID-19 selected sectors, please see the Investor Presentation furnished to the SEC on April 28, 2021, and on Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link.
The following table presents certain information on the selected sectors at the periods indicated:

	March 31, 2021		March 31, 2020
(Dollars in thousands)	Balance	% of LHFI, excl. PPP loans	Balance	% of LHFI, excl. PPP loans
LHFI, excluding PPP loans, in selected sectors	$510,490	9.7%	$445,671	9.9%
Nonperforming LHFI in selected sectors	1,131	—	14,792	0.3
Loans in COVID-19 related forbearance	5,293	0.1	769,460	17.2

Results of Operations for the Three Months Ended March 31, 2021
Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2021, was $55.2 million, an increase of $3.4 million, or 6.6%, compared to the linked quarter. The increase was primarily driven by a $2.8 million increase in accelerated PPP fee earnings earned through the forgiveness process and a $793,000 decrease in deposit costs. The yield on PPP loans was 4.40% during the quarter ended March 31, 2021, compared to 2.36% during the linked quarter ended December 31, 2020, driven almost exclusively by the accelerated recognition of deferred loan fees associated with the forgiveness of the underlying PPP loans by the U.S. Small Business Administration.
Interest-bearing deposit expense was $3.8 million during the current quarter, compared to $4.6 million for the quarter ended December 31, 2020, primarily due to a reduction in deposit rates. The average rate on time deposits decreased to 0.95% for the current quarter, down from 1.20% for the linked quarter, contributing $454,000 to the decrease in interest expense on interest-bearing deposits. The average rate on interest-bearing deposits was 0.37% for the current quarter, down from 0.43% for the linked quarter.
The fully tax-equivalent net interest margin ("NIM") was 3.22% for the current quarter, a 15 basis point increase from the linked quarter and a 22 basis point decrease from the quarter ended March 31, 2020. Excluding PPP loans, the fully tax-equivalent NIM was 3.15%, a two basis point decrease from the linked quarter. The impact on the fully tax-equivalent NIM of the recognition of deferred loan fees associated with the forgiveness of the underlying PPP loans during the quarter ended March 31, 2021, when compared to the fully tax-equivalent NIM for December 31, 2020, was 16 basis points. The yield earned on interest-earning assets was 3.58%, a 11 basis point increase and a 79 basis point decrease compared to the linked quarter and the quarter ended March 31, 2020, respectively. Excluding PPP loans, the yield earned on interest-earning assets was 3.51%, a six basis point decrease compared to the linked quarter. The rate paid on total interest-bearing liabilities for the quarter ended March 31, 2021, was 0.57%, representing a decrease of seven basis points and 80 basis points compared to the linked quarter and the quarter ended March 31, 2020, respectively.
Noninterest Income
Noninterest income for the quarter ended March 31, 2021, was $17.1 million, an increase of $1.8 million, or 11.4%, from the linked quarter. The increase from the linked quarter was primarily driven by increases of $1.4 million, $1.4 million and $1.0 million in gain on sales of securities, net, limited partnership investment income, and insurance commission and fee income, respectively, which was partially offset by a $2.0 million decrease in mortgage banking revenue.
The $1.4 million increase in the gain on sale of securities compared to the linked period was the result of the active management of the investment portfolio and the movement out of positions that were not performing in line with expectations.
The $1.4 million increase in the limited partnership investment income during the quarter ended March 31, 2021, compared to the linked quarter was primarily due to valuation increases as a result of investment performance in two funds.
The $1.0 million increase in insurance commission and fee income is attributed to seasonality, as there is typically higher insurance revenue in the first quarter of each year.
The $2.0 million decrease in mortgage banking revenue is mainly due to a decrease in the mortgage loan pipeline during the quarter ended March 31, 2021, when compared to the linked quarter in addition to an increase in 30 year mortgage rates causing the overall pipeline valuation to drop.
Noninterest Expense
Noninterest expense for the quarter ended March 31, 2021, was $39.4 million, an increase of $552,000, compared to the linked quarter. The increase from the linked quarter was largely driven by an increase of $1.5 million in other noninterest expense, which was partially offset by decreases of $428,000 and $203,000 in advertising and marketing expenses, and professional services fee, respectively.
The increase in other noninterest expense was due to prepayment fees of $1.6 million incurred related to the early termination of long-term FHLB advances during the quarter ended March 31, 2021. The Company terminated the advances early due to the relatively high cost of the advances, partially funding the payoff with the sale of lower yielding securities during the quarter.
The decrease in advertising and marketing expense was due to media related campaigns during the quarter ended December 31, 2020, which were not recurring in the current quarter.

The decrease in professional services fee was due to a $254,000 consulting fee paid to a loan sale advisor who assisted in the sale of a performing loan during the quarter ended December 31, 2020.
Financial Condition
Loans
•Total LHFI increased $125.0 million compared to the linked quarter and $1.37 billion compared to March 31, 2020.
•PPP loans, net of deferred fees and costs, totaled $584.1 million at March 31, 2021, an increase of $37.6 million compared to the linked quarter. Net deferred loan fees and costs on PPP loans were $11.5 million at March 31, 2021.
•Average LHFI increased $193.6 million, compared to the linked quarter, and $1.53 billion compared to March 31, 2020.
Total LHFI at March 31, 2021, were $5.85 billion, reflecting an increase of 2.2% compared to the linked quarter and an increase of 30.5%, compared to March 31, 2020. The increase in LHFI compared to March 31, 2020, was primarily driven by an increase in mortgage warehouse lines of credit and PPP loans. Mortgage warehouse lines of credit increased by $653.1 million primarily due to increased mortgage activity driven by the continued low interest rate environment, coupled with additional mortgage warehouse clients being onboarded during mid-2020 and funding loans over the last four quarters. Mortgage warehouse loan growth has eased during the current quarter as mortgage interest rates have broadly started to increase from previous levels.
Deposits
•Total deposits increased $594.9 million compared to the linked quarter and increased $1.79 billion compared to March 31, 2020.
•Business depositors drove an increase of $398.5 million and $1.12 billion compared to the linked quarter and March 31, 2020, respectively.
•Average total deposits for the quarter ended March 31, 2021, decreased by $14.2 million over the linked quarter and increased $1.55 billion over the quarter ended March 31, 2020.
Total deposits at March 31, 2021, were $6.35 billion, reflecting an increase of 10.3% compared to the linked quarter and an increase of 39.3% compared to March 31, 2020. Money market, brokered and noninterest-bearing deposits increased by $333.8 million, $140.5 million and $129.0 million, respectively, compared to the linked quarter. Brokered deposits increased in response to changes in funding costs and sources over the current quarter. Historically, from time to time, the Company has used noncore funding sources, including brokered deposits, to support the increase in mortgage warehouse lines of credit and has shifted primarily between brokered deposits and FHLB advances, which may impact the balances in brokered deposits as funding costs and sources change.
Increases of $549.9 million and $508.0 million in money market business and noninterest-bearing business accounts, respectively, drove the increase in total deposits compared to March 31, 2020, primarily due to funds from government stimulus, including PPP loan funds.
For the quarter ended March 31, 2021, average noninterest-bearing deposits as a percentage of total average deposits was 29.0%, compared to 28.7% for the quarter ended December 31, 2020, and 25.4% for the quarter ended March 31, 2020.
Borrowings
•Average FHLB advances and other borrowings for the quarter ended March 31, 2021, increased by $210.3 million, compared to the quarter ended December 31, 2020, and increased by $243.2 million over the quarter ended March 31, 2020.

Average FHLB advances and other borrowings increased 60.5% for the quarter ended March 31, 2021, compared to the quarter ended December 31, 2020, and increased 77.3% compared to the quarter ended March 31, 2020. During the quarter ended March 31, 2021, the Company increased its short-term average FHLB advances to $278.1 million from $64.9 million during the quarter ended December 31, 2020. The increase was primarily due to shifts in funding costs and sources as the Company supports the ongoing mortgage warehouse loan growth. The Company prepaid $13.1 million in long-term FHLB advances during the quarter ended March 31, 2021, and incurred related prepayment fees of $1.6 million.

Stockholders' equity was $656.4 million at March 31, 2021, an increase of $9.2 million compared to $647.2 million at December 31, 2020, and an increase of $49.7 million compared to $606.6 million at March 31, 2020. The increase from the linked quarter was primarily due to net income for the quarter of $25.5 million, which was partially offset by the quarterly dividend declared and other comprehensive loss during the quarter ended March 31, 2021. Additionally, during the first quarter of 2021, the Company repurchased a total of 37,568 shares of its common stock pursuant to its stock buyback program at an average price per share of $33.42, for an aggregate purchase price of $1.3 million. The increase from the March 31, 2020, quarter was primarily caused by retained earnings and other comprehensive income during the intervening period.
Conference Call
Origin will hold a conference call to discuss its first quarter 2021 results on Thursday, April 29, 2021, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk210429.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin's wholly owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin's history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 44 banking centers located from Dallas/Fort Worth and Houston, Texas across North Louisiana and into Mississippi. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding efforts to respond to the COVID-19 pandemic and changes to interest rates by the Federal Reserve and the resulting impact on Origin's results of operations, estimated forbearance amounts and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements or statistics preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the continuing duration and impacts of the COVID-19 global pandemic and continuing development and distribution of COVID-19 vaccines, as well as other efforts to contain the virus's transmission, including the effect of these factors and developments on Origin’s business, customers and economic conditions generally, as well as the impact of the actions taken by governmental authorities to address the impact of COVID-19 on the United States economy, including, any economic stimulus legislation; deterioration of Origin's asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk; the effectiveness of Origin’s risk management framework and quantitative models; the risk of widespread inflation; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; changes in Origin’s operation or expansion strategy or Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations, periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the future of the London Interbank Offered Rate and the impact of any replacement alternatives on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-

looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the COVID-19 pandemic and the impact of varying governmental responses that affect Origin's customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, adjusted, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	At and for the three months ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$55,239	$51,819	$50,617	$46,290	$42,810
Provision for credit losses	1,412	6,333	13,633	21,403	18,531
Noninterest income	17,131	15,381	18,051	19,076	12,144
Noninterest expense	39,436	38,884	38,734	38,220	36,097
Income before income tax expense	31,522	21,983	16,301	5,743	326
Income tax (benefit) expense	6,009	4,431	3,206	786	(427)
Net income	$25,513	$17,552	$13,095	$4,957	$753
Pre-tax, pre-provision ("PTPP") earnings (1)	$32,934	$28,316	$29,934	$27,146	$18,857
Basic earnings per common share	1.09	0.75	0.56	0.21	0.03
Diluted earnings per common share	1.08	0.75	0.56	0.21	0.03
Dividends declared per common share	0.10	0.10	0.0925	0.0925	0.0925
Weighted average common shares outstanding - basic	23,393,356	23,392,684	23,374,496	23,347,744	23,353,601
Weighted average common shares outstanding - diluted	23,590,430	23,543,917	23,500,596	23,466,326	23,530,212

Balance sheet data
Total LHFI	$5,849,760	$5,724,773	$5,612,666	$5,312,194	$4,481,185
Total assets	7,563,175	7,628,268	7,101,338	6,643,909	6,049,638
Total deposits	6,346,194	5,751,315	5,935,925	5,372,222	4,556,246
Total stockholders' equity	656,355	647,150	627,637	614,781	606,631

Performance metrics and capital ratios
Yield on LHFI	4.03%	3.89%	4.02%	4.09%	4.85%
Yield on interest earnings assets	3.58	3.47	3.64	3.65	4.37
Cost of interest bearing deposits	0.37	0.43	0.61	0.79	1.28
Cost of total deposits	0.26	0.31	0.42	0.54	0.95
Net interest margin, fully tax equivalent	3.22	3.07	3.18	3.09	3.44
Net interest margin, excluding PPP loans, fully tax equivalent (2)	3.15	3.17	3.28	3.15	N/A
Return on average stockholders' equity (annualized)	15.73	10.92	8.28	3.23	0.50
Return on average assets (annualized)	1.40	0.97	0.77	0.31	0.06
PTPP return on average stockholders' equity (annualized) (1)	20.30	17.61	18.92	17.67	12.41
PTPP return on average assets (annualized) (1)	1.81	1.57	1.77	1.69	1.40
Efficiency ratio (3)	54.49	57.86	56.41	58.47	65.69
Book value per common share	$27.94	$27.53	$26.70	$26.16	$25.84
Tangible book value per common share (1)	26.66	26.23	25.39	24.84	24.51
Common equity tier 1 to risk-weighted assets (4)	10.16%	9.95%	9.93%	10.35%	10.86%
Tier 1 capital to risk-weighted assets (4)	10.32	10.11	10.09	10.52	11.04
Total capital to risk-weighted assets (4)	13.92	13.79	12.48	12.91	13.38
Tier 1 leverage ratio (4)	8.67	8.62	9.19	9.10	10.71
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(1)PTPP earnings, PTPP return on average stockholders' equity, PTPP return on average assets and tangible book value per common share are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see page 14.
(2)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(4)March 31, 2021, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$56,810	$54,193	$54,150	$50,722	$50,049
Investment securities-taxable	3,300	3,154	2,704	2,732	2,712
Investment securities-nontaxable	1,672	1,708	1,571	1,391	758
Interest and dividend income on assets held in other financial institutions	345	367	375	619	1,497
Total interest and dividend income	62,127	59,422	58,800	55,464	55,016
Interest expense
Interest-bearing deposits	3,789	4,582	5,698	6,620	10,250
FHLB advances and other borrowings	1,269	1,339	1,564	1,641	1,351
Subordinated debentures	1,830	1,682	921	913	605
Total interest expense	6,888	7,603	8,183	9,174	12,206
Net interest income	55,239	51,819	50,617	46,290	42,810
Provision for credit losses	1,412	6,333	13,633	21,403	18,531
Net interest income after provision for credit losses	53,827	45,486	36,984	24,887	24,279
Noninterest income
Service charges and fees	3,343	3,420	3,268	2,990	3,320
Mortgage banking revenue	4,577	6,594	9,523	10,717	2,769
Insurance commission and fee income	3,771	2,732	3,218	3,109	3,687
Gain on sales of securities, net	1,668	225	301	—	54
(Loss) on sales and disposals of other assets, net	(38)	(33)	(247)	(908)	(25)
Limited partnership investment income (loss)	1,772	368	130	9	(429)
Swap fee income	348	233	110	1,527	676
Other fee income	771	604	576	607	466
Other income	919	1,238	1,172	1,025	1,626
Total noninterest income	17,131	15,381	18,051	19,076	12,144
Noninterest expense
Salaries and employee benefits	22,325	22,475	22,597	24,045	21,988
Occupancy and equipment, net	4,339	4,271	4,263	4,267	4,221
Data processing	2,173	2,178	2,065	2,075	2,003
Electronic banking	961	942	954	890	900
Communications	415	449	422	419	477
Advertising and marketing	680	1,108	1,281	610	711
Professional services	973	1,176	785	843	1,171
Regulatory assessments	1,170	1,135	1,310	766	615
Loan related expenses	1,705	1,856	1,809	1,509	1,142
Office and operations	1,454	1,472	1,367	1,344	1,441
Intangible asset amortization	234	237	237	287	299
Franchise tax expense	619	665	511	514	496
Other expenses	2,388	920	1,133	651	633
Total noninterest expense	39,436	38,884	38,734	38,220	36,097
Income before income tax expense	31,522	21,983	16,301	5,743	326
Income tax expense (benefit)	6,009	4,431	3,206	786	(427)
Net income	$25,513	$17,552	$13,095	$4,957	$753
Basic earnings per common share	$1.09	$0.75	$0.56	$0.21	$0.03
Diluted earnings per common share	1.08	0.75	0.56	0.21	0.03

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Assets	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$64,330	$60,544	$61,250	$57,054	$91,104
Interest-bearing deposits in banks	200,571	316,670	160,661	99,282	469,075
Total cash and cash equivalents	264,901	377,214	221,911	156,336	560,179
Securities:
Available for sale	980,132	1,004,674	797,260	720,616	601,637
Held to maturity, net of allowance for credit losses	37,983	38,128	38,193	38,287	28,383
Securities carried at fair value through income	11,077	11,554	11,813	11,977	12,242
Total securities	1,029,192	1,054,356	847,266	770,880	642,262
Non-marketable equity securities held in other financial institutions	47,274	62,586	38,052	41,864	52,267
Loans held for sale	144,950	191,512	155,525	121,541	75,322
Loans	5,849,760	5,724,773	5,612,666	5,312,194	4,481,185
Less: allowance for loan credit losses	85,136	86,670	81,643	70,468	56,063
Loans, net of allowance for loan credit losses	5,764,624	5,638,103	5,531,023	5,241,726	4,425,122
Premises and equipment, net	81,064	81,763	79,254	80,025	80,193
Mortgage servicing rights	17,552	13,660	14,322	15,235	16,122
Cash surrender value of bank-owned life insurance	37,757	37,553	37,332	37,102	36,874
Goodwill and other intangible assets, net	30,246	30,480	30,717	30,953	31,241
Accrued interest receivable and other assets	145,615	141,041	145,936	148,247	130,056
Total assets	$7,563,175	$7,628,268	$7,101,338	$6,643,909	$6,049,638
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,736,534	$1,607,564	$1,599,436	$1,584,746	$1,115,811
Interest-bearing deposits	3,962,082	3,478,985	3,640,587	3,041,859	2,673,881
Time deposits	647,578	664,766	695,902	745,617	766,554
Total deposits	6,346,194	5,751,315	5,935,925	5,372,222	4,556,246
FHLB advances and other borrowings	325,751	984,608	360,325	478,260	716,909
Subordinated debentures	157,239	157,181	78,596	78,567	78,539
Accrued expenses and other liabilities	77,636	88,014	98,855	100,079	91,313
Total liabilities	6,906,820	6,981,118	6,473,701	6,029,128	5,443,007
Stockholders' equity
Common stock	117,444	117,532	117,533	117,506	117,380
Additional paid-in capital	236,934	237,341	236,679	236,156	235,709
Retained earnings	289,792	266,628	251,427	240,506	237,720
Accumulated other comprehensive income	12,185	25,649	21,998	20,613	15,822
Total stockholders' equity	656,355	647,150	627,637	614,781	606,631
Total liabilities and stockholders' equity	$7,563,175	$7,628,268	$7,101,338	$6,643,909	$6,049,638

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
(Dollars in thousands, unaudited)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
LHFI
Commercial real estate	$1,454,649	$1,387,939	$1,367,916	$1,323,754	$1,302,520
Construction/land/land development	548,236	531,860	560,857	570,032	563,820
Residential real estate	904,753	885,120	832,055	769,354	703,263
Total real estate loans	2,907,638	2,804,919	2,760,828	2,663,140	2,569,603
Paycheck Protection Program	584,148	546,519	552,329	549,129	—
Commercial and industrial	1,250,350	1,271,343	1,263,279	1,313,405	1,455,497
Mortgage warehouse lines of credit	1,090,347	1,084,001	1,017,501	769,157	437,257
Consumer	17,277	17,991	18,729	17,363	18,828
Total LHFI	5,849,760	5,724,773	5,612,666	5,312,194	4,481,185
Less: allowance for loan credit losses	85,136	86,670	81,643	70,468	56,063
LHFI, net	$5,764,624	$5,638,103	$5,531,023	$5,241,726	$4,425,122

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$1,085	$3,704	$4,669	$4,717	$11,306
Construction/land/land development	2,431	2,962	2,976	3,726	3,850
Residential real estate	10,692	6,530	8,259	6,713	4,076
Commercial and industrial	19,094	12,897	14,255	14,772	13,619
Consumer	56	56	69	119	181
Total nonperforming LHFI	33,358	26,149	30,228	30,047	33,032
Nonperforming loans held for sale	963	681	483	734	840
Total nonperforming loans	34,321	26,830	30,711	30,781	33,872
Repossessed assets	3,893	1,927	718	4,155	5,296
Total nonperforming assets	$38,214	$28,757	$31,429	$34,936	$39,168
Classified assets	$99,214	$109,708	$101,577	$100,299	$79,980
Past due LHFI (1)	26,574	25,763	29,194	23,751	51,018

Allowance for loan credit losses
Balance at beginning of period	$86,670	$81,643	$70,468	$56,063	$37,520
Impact of adopting ASC 326	—	—	—	—	1,248
Provision for loan credit losses	1,360	6,784	12,970	20,878	18,396
Loans charged off	3,027	2,089	2,293	6,587	1,425
Loan recoveries	133	332	498	114	324
Net charge-offs	2,894	1,757	1,795	6,473	1,101
Balance at end of period	$85,136	$86,670	$81,643	$70,468	$56,063

Origin Bancorp, Inc.
Loan Data - Continued

	At and for the three months ended
(Dollars in thousands, unaudited)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Credit quality ratios
Total nonperforming assets to total assets	0.51%	0.38%	0.44%	0.53%	0.65%
Total nonperforming loans to total loans	0.57	0.45	0.53	0.57	0.74
Nonperforming LHFI to LHFI	0.57	0.46	0.54	0.57	0.74
Past due LHFI to LHFI	0.45	0.45	0.52	0.45	1.14
Allowance for loan credit losses to nonperforming LHFI	255.22	331.45	270.09	234.53	169.72
Allowance for loan credit losses to total LHFI	1.46	1.51	1.45	1.33	1.25
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (2)	2.02	2.10	2.00	1.75	1.37
Net charge-offs to total average LHFI (annualized)	0.21	0.13	0.13	0.53	0.11
Net charge-offs (recoveries) to total average LHFI (annualized), excluding PPP loans	0.23	0.14	0.15	0.58	0.11
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The allowance for loan credit losses ("ACL") to total LHFI excluding PPP and warehouse loans is calculated by excluding the ACL for warehouse loans from the numerator and excluding the PPP and warehouse loans from the denominator. Mortgage warehouse loans increased significantly during the period, but, due to their low-risk profile, require a disproportionately low allocation of the allowance for loan credit losses.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	March 31, 2021		December 31, 2020		March 31, 2020
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,421,819	4.16%	$1,362,025	4.27%	$1,274,633	4.88%
Construction/land/land development	541,782	4.09	533,756	4.21	545,076	5.21
Residential real estate	888,208	4.04	853,299	4.23	695,040	4.79
Paycheck Protection Program ("PPP")	565,653	4.40	551,325	2.36	—	—
Commercial and industrial excl. PPP	1,255,436	3.95	1,242,018	3.83	1,372,801	4.74
Mortgage warehouse lines of credit	961,808	3.67	897,716	3.81	210,480	4.46
Consumer	17,649	5.81	18,575	6.03	19,687	6.77
LHFI	5,652,355	4.03	5,458,714	3.89	4,117,717	4.85
Loans held for sale	87,177	2.71	114,196	2.73	33,288	4.89
Loans receivable	5,739,532	4.01	5,572,910	3.87	4,151,005	4.85
Investment securities-taxable	750,801	1.78	662,527	1.89	450,576	2.42
Investment securities-nontaxable	295,000	2.30	291,702	2.33	102,954	2.96
Non-marketable equity securities held in other financial institutions	60,326	1.45	39,763	1.99	40,494	3.09
Interest-bearing balances due from banks	196,616	0.27	236,772	0.28	319,953	1.49
Total interest-earning assets	7,042,275	3.58	6,803,674	3.47	5,064,982	4.37
Noninterest-earning assets(1)	340,220		360,354		335,722
Total assets	$7,382,495		$7,164,028		$5,400,704

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$3,513,281	0.26%	$3,520,543	0.29%	$2,444,953	1.05%
Time deposits	656,255	0.95	677,651	1.20	781,907	1.98
Total interest-bearing deposits	4,169,536	0.37	4,198,194	0.43	3,226,860	1.28
FHLB advances and other borrowings	557,798	0.92	347,494	1.53	314,616	1.73
Subordinated debentures	157,221	4.72	144,475	4.63	51,308	4.74
Total interest-bearing liabilities	4,884,555	0.57	4,690,163	0.64	3,592,784	1.37
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,700,523		1,686,088		1,097,646
Other liabilities(1)	139,554		148,269		99,112
Total liabilities	6,724,632		6,524,520		4,789,542
Stockholders' Equity	657,863		639,508		611,162
Total liabilities and stockholders' equity	$7,382,495		$7,164,028		$5,400,704
Net interest spread		3.01%		2.83%		3.00%
Net interest margin		3.18		3.03		3.40
Net interest margin - (tax- equivalent)(2)		3.22		3.07		3.44
Net interest margin excluding PPP loans - (tax- equivalent)(3)		3.15		3.17		3.44

____________________________
(1)Includes Government National Mortgage Association ("GNMA") repurchase average balances of $59.0 million, $61.9 million, and $27.9 million for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and for the three months ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Calculation of Tangible Common Equity:	(Dollars in thousands, except per share amounts, unaudited)
Total common stockholders' equity	$656,355	$647,150	$627,637	$614,781	$606,631
Less: goodwill and other intangible assets, net	30,246	30,480	30,717	30,953	31,241
Tangible Common Equity	$626,109	$616,670	$596,920	$583,828	$575,390

Calculation of Tangible Book Value per Common Share:
Divided by common shares outstanding at the end of the period	23,488,884	23,506,312	23,506,586	23,501,233	23,475,948
Tangible Book Value per Common Share	$26.66	$26.23	$25.39	$24.84	$24.51

Calculation of PTPP Earnings:
Net Income	$25,513	$17,552	$13,095	$4,957	$753
Plus: provision for credit losses	1,412	6,333	13,633	21,403	18,531
Plus: income tax expense	6,009	4,431	3,206	786	(427)
PTPP Earnings	$32,934	$28,316	$29,934	$27,146	$18,857

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$32,934	$28,316	$29,934	$27,146	$18,857
Divided by number of days in the quarter	90	92	92	91	91
Multiplied by the number of days in the year	365	366	366	366	366
Annualized PTPP Earnings	$133,566	$112,648	$119,085	$109,181	$75,842

Divided by total average assets	$7,382,495	$7,164,028	$6,746,585	$6,447,526	$5,400,704
PTPP ROAA (annualized)	1.81%	1.57%	1.77%	1.69%	1.40%

Divided by total average stockholder's equity	$657,863	$639,508	$629,533	$617,898	$611,162
PTPP ROAE (annualized)	20.30%	17.61%	18.92%	17.67%	12.41%